Exhibit 10.1

Purchase Agreement

This document is to confirm the terms of the agreement (“Purchase Agreement”) between Cepheid, a California corporation with its principal office at 904 Caribbean Drive, Sunnyvale, California 94089 (“Cepheid”), and Laboratory Supply Company, a Kentucky company with its principal office at 1951 Bishop Lane, Suite 300, Louisville, Kentucky 40209 (“LABSCO”), together the “Parties”, under which Cepheid would acquire the customer relationships of LABSCO with respect to Cepheid products.

1)	Signing Date. The Signing Date of this Purchase Agreement will be the date on which it is signed by an authorized representative of each of Cepheid and LABSCO, and is expected to be September 30, 2014.

2)	Closing Date. The Closing Date of this Purchase Agreement will be October 1, 2014. Cepheid and LABSCO agree to meet by teleconference at 10:00am California time, 1:00 pm Kentucky time on October 1, 2014 to confirm the closing of the Purchase Agreement.

3)	Customer-related Asset Acquisition. Effective upon the Closing Date, Cepheid will acquire the LABSCO assets (the “Assets”) related to its customers for Cepheid products distributed by LABSCO pursuant to the Distribution Agreement dated January 1,2012, as amended, between Cepheid and LABSCO (the “Distribution Agreement”), including without limitation, (i) assignment of LABSCO rights under any reagent sales and reagent rental agreements, instrument service agreement or open customer purchase orders on the Closing Date for Cepheid products, (ii) title to any Cepheid instruments that are used by LABSCO for sales demonstration, if any, or that LABSCO holds under any reagent rental agreement, (iii) customer lists with addresses and contacts, (iv) customer account information including complaint, correspondence and payment records related to Cepheid products, and (v) copies of all customer contracts, including sales, reagent sales, and reagent rental agreements for Cepheid products. The Assets as of the Signing Date are listed on Exhibit A, attached and incorporated herein; provided, however, the Assets listed in 3(iv) are not listed on Exhibit A.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4)	Termination of Distribution Agreement. Effective upon the Closing Date, the Distribution Agreement is terminated and all rights of LABSCO under the Distribution Agreement, including without limitation: (i) the right to distribute Cepheid products after the Closing Date, (ii) the rights of payment for future product shipments under reagent sales and reagent rental agreements, (iii) the rights of payment for future service performance under service agreements, (iv) the rights to offer service agreements and to perform any future services relating to Cepheid products, and (v) LABSCO’s rights under Paragraph 14 of the Distribution Agreement related to Cepheid products sold prior to the Closing Date are also terminated. Cepheid’s and LABSCO’s obligations under Paragraph 18 of the Distribution Agreement shall survive termination of the Distribution Agreement.

5)	Negotiation of Non-Exclusive POL Distribution Agreement. Cepheid is currently defining its business strategy for expanded distribution of its products into the U.S. Group 2 Market, as defined in the Distribution Agreement, which includes the physician office laboratory market (POL). If Cepheid decides to appoint a distributor for the U.S. Group 2 Market, it will so notify LABSCO. Thereafter and until December 31, 2015, Cepheid agrees to engage in negotiations that could result in a non-exclusive distribution agreement with LABSCO for the U.S. Group 2 Market.

6)	Consideration. Within one day of the Closing Date, Cepheid will pay to LABSCO as full consideration for performance of this Purchase Agreement, a Transfer Fee of Twenty-One Million Dollars ($21,000,000.00), less a Holdback Amount of Three Million Dollars ($3,000,000.00). Cepheid will pay the Holdback Amount to LABSCO, with any adjustment as set out below in Paragraph 6, on January 31, 2015.

7)	Transfer Fee Adjustment. The Transfer Fee may be adjusted as follows:

(i)	LABSCO’s Active Customer base on December 31, 2014 is less than [*] or greater than [*] customers, the Transfer Fee will be adjusted by multiplying Seventy-Five Thousand Dollars ($75,000.00) times the number of Active Customer difference to calculate the Active Customer adjustment amount, with the Transfer Fee adjusted down if the customer base is less than [*], and adjusted up if the customer base is greater than [*]. An Active Customer is defined as a customer that purchased more than One Thousand ($1,000.00) of Cepheid reagent Products in the quarter beginning October 1, 2014. A customer which has not yet reached this One Thousand Dollars amount to be counted as

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

an Active Customer will still be counted as an Active Customer based upon a one quarter lag from Cepheid instrument shipment to such customer for instrument startup period for new placements.

(ii)	If the rolling five quarter Average Gross Margin per Active Customer account (“Average Quarterly Margin”) as of December 31, 2014 varies by more than [*]% from [*] Dollars ($[*]), the Transfer Fee, net of any Active Customer adjustment amount, will be further adjusted either up or down, pro rata, to reflect the actual rolling five quarter Average Gross Margin as of December 31, 2014. LABSCO’s Average Gross Margin per Active Customer is defined as the Total Gross Margin during a quarter divided by the number of Active Customers as of the end of the previous quarter. For example, the Average Gross Margin per Active Customer as of September 30, 2014 is the Total Gross Margin during the quarter ending September 30, 2014 divided by the number of Active Customers as of the end of the quarter ending June 30, 2014. For the quarter ending December 31, 2014, Total Gross Margin is Total Reagent and Accessories Revenue, for Cepheid products from the Active Customers during the quarter ending December 31, 2014 less the total of the transfer prices charged to LABSCO as of September 30, 2014 for such Cepheid products sold to the Active Customers during the quarter ending December 31, 2014. For quarters ending September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, Total Gross Margin is Total Reagent and Accessories Revenue, for Cepheid products from the Active Customers less the total of the transfer prices charged to LABSCO at the time of the transactions with the Active Customer.

(iii)	If the average number of modules per Cepheid instrument placed by Cepheid with a customer in LABSCO’s territory under the Distribution Agreement during the period from October 1, 2014 through December 31, 2014 is below [*], the Transfer Fee will be adjusted down by multiplying the product of Seventy Five Thousand Dollars ($75,000.00) and the number of Cepheid instruments placed from October 1, 2014 through December 31,2014 by the percentage difference between [*] and the actual average number of modules per instrument placed during the period from October 1, 2014 through December 31, 2014.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7)	Calculation of Transfer Fee Adjustment. Any adjustment to the Transfer Fee will be calculated by Cepheid and provided to LABSCO by January 15, 2015 to allow LABSCO to provide any comments or requests for revision. If Cepheid agrees with LABSCO’s comments or requests for revision, then Cepheid and LABSCO will agree on the calculated adjustment to the Transfer Fee in accordance with the adjustment calculations set out above. The Holdback amount less any adjustment will be paid by Cepheid on January 31, 2015. If the agreed-upon calculated adjustment results in a total Transfer Fee of greater than Twenty One Million Dollars ($21,000,000.00), then in addition to releasing the Holdback amount, Cepheid shall pay to LABSCO the excess amount over Twenty One Million Dollars ($21,000,000.00) on January 31,2015. If the agreed-upon calculated adjustment results in a total Transfer Fee of less than Eighteen Million Dollars ($18,000,000.00), then in addition to waiving release of the Holdback amount, LABSCO shall pay to Cepheid the amount under Eighteen Million Dollars ($18,000,000.00) on January 31, 2015.

8)	Transfer Fee Adjustment Information Request. LABSCO agrees to provide Cepheid all information reasonably requested by Cepheid for the purpose of calculating the adjustment to the Transfer Fee.

9)	Cooperation on Asset Transfer to Cepheid. LABSCO will assist Cepheid in the transfer of the Assets and the Cepheid product distribution business back to Cepheid. In particular, LABSCO will at Cepheid’s request, notify the customers of the Cepheid transfer and include new payment directions for those customers on service, reagent sale or reagent rental agreements. Where a particular service, reagent sale or reagent rental agreement is not assignable on its face or requires customer consent to the assignment to Cepheid, then LABSCO will work with Cepheid to obtain the assignment or customer consent. LABSCO agrees to forward to Cepheid’s designated contact all correspondence from any customer assigned herein, including complaints and new orders, from the Closing Date until the first anniversary of the Closing Date. Any payments made to LABSCO for performance after the Closing Date under the service, reagent sale, reagent rental agreements, or instrument rental agreements assigned to Cepheid will be promptly repaid by LABSCO to Cepheid.

10)

Transition Services Agreement. LABSCO agrees to provide transition services to Cepheid for certain distribution activities for Cepheid products in all markets in LABSCO’s territory under the Distribution Agreement, during the period from October 1,

2014 through December 31, 2014, unless earlier terminated by mutual agreement of the parties. Cepheid shall pay LABSCO a total fee for performance of the transition services of Two Hundred Thousand Dollars ($200,000.00), payable on November 15, 2014. Such transition services include:

(i)	Sales quotation and sales administration for customers (including providing sales quotations directly to customers) in LABSCO’s territory under the Distribution Agreement,

(ii)	Purchase order administration, including issuance of purchase order acceptances according to LABSCO’s existing practices, after receipt of Cepheid’s written or email approval of each purchase order,

(iii)	Customer invoicing, and

(iv)	Customer payment collection.

Cepheid shall provide to LABSCO the price list and business terms for the sale of Cepheid products to be used during the performance of these transitional services. LABSCO must obtain approval before quoting or accepting any pricing or terms that vary from those provided to LABSCO by Cepheid. LABSCO shall use the same procedures to perform the transitional services as it used during its performance under the Distribution Agreement. LABSCO shall forward to Cepheid’s designated contact(s) a copy of all customer correspondence received during its provision of transitional services. Cepheid acknowledges that it is responsible for performance of all customer complaint handling and warranty support.

11)	LABSCO Warranty. LABSCO represents and warrants to Cepheid that each of the following representations, warranties and statements are true and correct:

(i)	It has the right to and has obtained all necessary corporate authority to enter into this Agreement and to perform its obligations hereunder,

(ii)	That as of the Closing Date, Exhibit A is true and correct in all material respects,

(iii)	That as of the Closing Date, it has provided copies of all of the agreements and open purchase orders listed on Exhibit A to Cepheid,

(iv)	That as of the Closing Date, except as noted on Exhibit A, there are no pending warranty claims or open return material authorizations under any agreement listed on Exhibit A,

(v)	That as of the Closing Date, there are no promises, side letters, or oral, written, or electronic communications or agreements with any customer that modifies or supersedes the terms of any customer purchase order or agreement listed on Exhibit A,

(vi)	That as of the Closing Date, except as noted in Exhibit A, there are no contracts or customer agreements which require customer consent for assignment,

(vii)	That as of the Closing Date, except as noted on Exhibit A, there are no customer disputes related to any of the agreements or purchase orders to be assigned to Cepheid hereunder,

(viii)	To the best of LABSCO’s knowledge, the agreements listed on Exhibit A are enforceable according to their terms,

(ix)	That as of the Closing Date, LABSCO has full and marketable title to all Assets listed on Exhibit A and there are no liens of any type against any of the Assets listed on Exhibit A,

(x)	That as of the Closing Date, LABSCO has not licensed, sold, assigned or transferred in all or in part any interest in any of the Assets listed on Exhibit A,

(xi)	That as of the Closing Date, it has not entered into any contract with any sales agent or distribution company for the distribution of Cepheid products,

(xii)	That as of June 30, 2014, the rolling five quarter Average Quarterly Margin as defined in Paragraph 6 above (subject the dating differences) for its Cepheid related customers is [*] ($[*]), and

(xiii)	That neither LABSCO nor any of its affiliates is obligated for payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with origin, negotiation or execution of this Purchase Agreement, and Cepheid will not incur any liability, either directly or indirectly to any such investment banker, broker, finder or similar party as a result of execution and performance of this Purchase Agreement.

The representations and warranties of LABSCO contained in or made pursuant to this Agreement (except those made in Section 11(i), (ix), (x), (xi) and (xiii)) shall terminate and be of no further force or effect after the one-year anniversary after the Closing Date and all claims made after the one-year anniversary of the Closing Date related to a breach of the representations and warranties of LABSCO (except those made in Section 11(i), (ix), (x), (xi) and (xiii)) shall be deemed to be waived.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12)	Cepheid Warranty. Cepheid represents and warrants to LABSCO that each of the following representations, warranties and statements are true and correct:

(i)	That it has the right to and has obtained all necessary corporate authority to enter into this Agreement and to perform its obligations hereunder, and (ii) That neither Cepheid nor any of its affiliates is obligated for payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with origin, negotiation or execution of this Purchase Agreement, and LABSCO will not incur any liability, either directly or indirectly to any such investment banker, broker, finder or similar party as a result of execution and performance of this Purchase Agreement.

13)	Indemnity and Limitation of Liability. Cepheid shall indemnify and hold harmless LABSCO, its officers, directors and employees against any claim or liability LABSCO may incur, including costs, claims, expenses, damages, demands or judgments, to the extent arising from (i) the performance of the agreements assigned to Cepheid hereunder after the Closing Date, (ii) Cepheid’s use of the Assets after the Closing Date, or (iii) LABSCO’s provision of transitional services to Cepheid under Paragraph 10 above, except to the extent any claim or liability arises from LABSCO’s gross negligence or willful misconduct. THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE SET FORTH IN THIS PURCHASE AGREEMENT. Other than for indemnity claim or liability as set out in this Paragraph 13, in no event will either party be liable to the other party for any indirect, special, incidental, punitive or consequential damages, whether based on contract, tort or other legal theory, including but not limited to, loss or profit, even if the party is notified in advance of the possibility of such damages.

14)	Amendment. This Agreement may not be amended or modified except in writing signed by an authorized representative of each party, and no course of dealing by or between the parties shall be deemed to affect any such amendment or modification.

15)

Public Announcements. Except as set out in this Paragraph 14, neither party shall issue or cause to be issued any press release or public announcement or otherwise disclose the existence of this Agreement or the transactions contemplated hereby except as and to the extent that the Parties agree, in writing. Each of LABSCO and Cepheid consents to the other party’s issuance of the press releases, as applicable, attached hereto as Exhibit B. LABSCO acknowledges that Cepheid will make applicable SEC filings concerning this Purchase Agreement, in particular an 8(k) filing to be made within four days after the Signing Date and the filing of this Purchase Agreement as part of Cepheid’s next 10-Q filing, and that after making such SEC filings, Cepheid may discuss this Purchase Agreement with its investors. LABSCO will not issue the press release attached hereto on Exhibit B before Cepheid makes its applicable SEC filings concerning this Purchase Agreement.

16)	Governing Law. This Agreement shall be governed by the laws of the State of Delaware applicable to contracts between Delaware residents wholly to be performed in the State of Delaware.

17)	Severability. Should any part of this Purchase Agreement be determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of the remainder unless the part so determined invalid or unenforceable impairs the value of the whole Purchase Agreement to either party.

18)	Entire Agreement. This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, discussions, understandings and correspondence.

19)	Compliance with Law. Both Parties will comply with all applicable international, national, state, regional and local laws and regulations in performing this Purchase Agreement.

20)	Independent Contractors. Each party is an independent contractor with respect to their performance hereunder. Neither party nor any of its employees shall be deemed the agents, representatives, employees or servants of the other party.

21)	Signing by Counterparts. Cepheid and LABSCO agree that this Purchase Agreement may be signed in counterparts, with both the signed Purchase Agreement and the acknowledgement of closing exchanged by email and effective on the exchange of such email.

22)

Non-Competition. As a material inducement and consideration for Cepheid to enter into this Purchase Agreement, for a period of three years following the Closing Date, LABSCO agrees that it will not, and it will not permit its parent corporation or any subsidiary to, directly or indirectly, in any capacity (including as agent, consultant, advisor, independent contractor, general partner, stockholder, investor, lender or guarantor of any corporation, limited liability company, partnership or other entity) sell, lease, market, license or otherwise engage in transactions involving PCR molecular testing systems and reagents competitive with Cepheid’s Products as existing on the Closing Date with any customer with an agreement listed on Exhibit A.

23)	Notice Addresses. Notices hereunder shall be sent to:

If to LABSCO:

Laboratory Supply Company

1951 Bishop Lane, Suite 300

Louisville, Kentucky 40209

Attention: Hank Struik

HStruik@labsco.com

If to Cepheid:

Cepheid

904 Caribbean Drive

Sunnyvale, CA 94089

Attention: Andy Miller

Andrew.Miller@cepheid.com

Agreed and Accepted:

Laboratory Supply Company		Cepheid

By:	/s/ Hendrik Struik	By:	/s/ John L. Bishop

Name:	Hendrik Struik	Name:	John L. Bishop

Title:	CEO	Title:	Chairman & CEO

Date:	9/30/14	Date:	9/30/2014

Exhibit A – Asset List

[*]

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B - Cepheid Press Release

CONTACTS:

For Media Inquiries:	For Investor Inquiries:

Jared Tipton Cepheid Corporate Communications Tel: (408) 400-8377 communications@cepheid.com	Jacquie Ross, CFA Cepheid Investor Relations Tel: (408) 400-8329 investor.relations@cepheid.com

CEPHEID EXTENDS REACH OF DIRECT US COMMERCIAL OPERATIONS

Acquires Customer Relationships from Former Distribution Partner

SUNNYVALE, CALIF. – October 1, 2014 – Cepheid (NASDAQ: CPHD) today announced that, effective today, it has entered into a purchase agreement to acquire the customer relationships from its former distribution partner, the Laboratory Supply Company (LABSCO). LABSCO has partnered with Cepheid since early 2012 to drive adoption of the GeneXpert® System in US hospitals with fewer than 150 beds, which increased Cepheid’s installed base in the segment by approximately 200 customers.

“While LABSCO has been a valued partner for the last three years, the current scale of our commercial operations and our strategic focus on customers of all sizes has led us to conclude that now is the right time to step up our commitment to the smaller hospital market,” said John Bishop, Cepheid’s Chairman and Chief Executive Officer. “With 14 different tests readily available for the platform today, and additional tests expected in the near-term, the GeneXpert System is more relevant and accessible to customers of all sizes than ever before. Further, the unique scalability of the GeneXpert System makes it an excellent choice for smaller hospitals operating on a stand-alone basis or as part of a consolidated group. We look forward to the opportunity to support, first-hand, these hospitals’ commitments to ever higher standards of patient care and efficiency.”

The purchase price is $21 million for the acquisition of the customer relationships established by LABSCO, subject to certain upward and downward purchase price adjustments. As part of the purchase agreement, Cepheid terminated its prior distribution agreement with LABSCO, which was otherwise scheduled to end on December 31, 2014. The prior agreement also contained obligations regarding future sales to existing customers which have also been terminated as part of this transaction.

About Cepheid

Based in Sunnyvale, Calif., Cepheid (Nasdaq: CPHD} is a leading molecular diagnostics company that is dedicated to improving healthcare by developing, manufacturing, and marketing accurate yet easy to use molecular systems and tests. By automating highly complex and time- consuming manual procedures, the company’s solutions deliver a better way for institutions of any size to access the full power of molecular diagnostics. The company’s systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. Through its strong molecular biology capabilities, the company is focusing on those applications where accurate, rapid, and actionable test results are needed most, such as managing infectious diseases and cancer. For more information, visit www.cepheid.com.

Forward-Looking Statements

This press release contains forward-looking statements that are not purely historical regarding Cepheid’s or its management’s intentions, beliefs, expectations and strategies for the future, including those relating to the expansion of direct sales to the smaller hospital market, breadth and speed of test menu expansion, product extension and expansion and additional capabilities for Cepheid’s systems. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company’s current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: our ability to successfully expand and effectively manage increased sales and marketing operations; lengthy sales cycles in the smaller hospital market; availability of hospital capital budgets; test performance in the field; our ability to successfully develop new products; the completion of clinical trials for new products successfully and in a timely manner; uncertainties related to the United States FDA, European and other regulatory processes; the Company’s research and development budget; the potential need for additional intellectual property licenses for tests and other products and the terms of such licenses; and underlying regulatory, political and market conditions worldwide. Readers should also refer to the section entitled “Risk Factors” in Cepheid’s Annual Report on Form 10-K, its most recent Quarterly Report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

FOR IMMEDIATE RELEASE

LABSCO REACHES AGREEMENT WITH CEPHEID, A MANUFACTURER PARTNER FOR

EXISITING CUSTOMER RELATIONSHIPS

Cepheid Acquires Customer Relationships from Distribution Partner LABSCO

LOUISVILLE, KY – October 2, 2014 – LABSCO, the leading specialty sales agent of innovative laboratory technologies and products to hospitals, physician office laboratories and alternate healthcare settings announces that, effective October 1, 2014, it has entered into a purchase agreement with Cepheid, a manufacturer partner for existing customer relationships. LABSCO has partnered with Cepheid since early 2012 to drive adoption of the GeneXpert® System in US hospitals with fewer than 150 beds and moderately complex physician offices, which increased Cepheid’s installed base in these segments by approximately 250 customers.

“While LABSCO has been a valued partner for the last three years, the current scale of our commercial operations and our strategic focus on customers of all sizes has led us to conclude that now is the right time to step up our commitment to the smaller hospital market,” said John Bishop, Cepheid’s Chairman and Chief Executive Officer.

“We are focused on LABSCO’s national reach with best in class technology, operational excellence, and unmatched technical sales expertise,” says Hank Struik, chief executive officer of LABSCO. “Cepheid has been a valued partner for the last three years. We continue to reinforce our commitment to excellence through an innovative product portfolio and focus on providing outstanding service to their customers.”

The purchase price is $21 million for the acquisition of the customer relationships established by LABSCO, subject to certain upward and downward purchase price adjustments. As part of the purchase agreement, Cepheid terminated its prior distribution agreement with LABSCO, which was otherwise scheduled to end on December 31, 2014. The prior agreement also contained obligations regarding future sales to existing customers which have also been terminated as part of this transaction.

LABSCO and Cepheid are committed to ensuring a smooth transition for all of our customers without interruption of service.

About LABSCO

LABSCO is all about Delivering Superior Diagnostics to provide better outcomes for you and your patients. We focus on the 150 beds and less hospital labs and large POL practices. LABSCO offers a full line of laboratory products and works with their core customers on improving their clinical utility, operational efficiency and financial performance. Our sales force are clinical laboratory experts who can offer unique and innovative solutions. Learn more at www.LABSCO.com.

About Frazier Healthcare

Founded in 1991, Frazier Healthcare is a leading provider of venture and growth buyout capital to emerging healthcare service and biopharma companies. With over $2 billion under management across seven funds, Frazier Healthcare has invested in more than 150 companies across the entire developmental spectrum. From venture investments to leveraged recapitalizations, Frazier Healthcare has established itself among entrepreneurs and seasoned executives as a preferred partner to help create and grow successful healthcare companies.

About Cepheid

Based in Sunnyvale, Calif., Cepheid (Nasdaq: CPHD) is a leading molecular diagnostics company that is dedicated to improving healthcare by developing, manufacturing, and marketing accurate yet easy to use molecular systems and tests.

By automating highly complex and time-consuming manual procedures, the company’s solutions deliver a better way for institutions of any size to access the full power of molecular diagnostics. The company’s systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. Through its strong molecular biology capabilities, the company is focusing on those applications where accurate, rapid, and actionable test results are needed most, such as managing infectious diseases and cancer. For more information, visit www.cepheid.com.